UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2023

SCIENCE 37 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39727	84-4278203
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Park Offices Drive, Suite 3606 Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

(984) 377-3737
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Common stock, par value $0.0001 per share	SNCE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2023, the Compensation Committee (the “Committee”) of the Board of Directors of Science 37 Holdings, Inc. (the “Company”) approved the Company's Amended and Restated Executive Severance Policy (the “Amended Policy”), effective April 18, 2023. The Amended Policy amends and restates the Company's Executive Severance Policy (the “Original Policy”) to (1) provide that individuals eligible to participate include, in addition to certain executive participants (“Executive Participants"), certain key employees (“Other Participants”), (2) require participants to comply with non-competition and non-solicitation restrictions for one year following separation from the Company, (3) revise the amount of severance benefits available for a qualifying termination as described below, and (4) make related immaterial administrative updates.

The Amended Policy provides that, in the event that an Executive Participant’s employment with the Company is terminated without “cause” or for good reason more than thirty days before or more than eighteen months after a “change in control” of the Company (as defined in the 2021 Plan), he or she will receive the following severance payments and benefits: (i) twelve months’ continued payment of base salary, (ii) any earned, unpaid annual bonus for the calendar year immediately prior to the year in which the termination occurs, (iii) a pro-rated target cash performance bonus for the calendar year in which the termination occurs, and (iv) Company-subsidized COBRA coverage for up to twelve months following termination. The Amended Policy provides the same benefits to an Other Participant in the same circumstances, except that twelve months shall be replaced with six months in (i) and (iv) above.
In the event that an Executive Participant’s employment is terminated without “cause” or for good reason within thirty days before or eighteen months after a “change in control” of the Company, he or she will instead receive the following severance payments and benefits: (i) eighteen months’ continued payment of base salary, (ii) any earned, unpaid annual bonus for the calendar year immediately prior to the year in which the termination occurs, (iii) a pro-rated target cash performance bonus for the calendar year in which the termination occurs, (iv) a target cash performance bonus, and (v) Company-subsidized COBRA coverage for up to eighteen months following termination. The Amended Policy provides the same benefits to an Other Participant in the same circumstances, except that eighteen months shall be replaced with twelve months in (i) and (v) above. In the event of a "change in control", all participants shall receive a full acceleration of all then-outstanding equity awards held by such participants irrespective of a qualifying termination.

All payments and benefits under the Severance Policy (other than accelerated vesting of equity in a "change in control") are subject to the applicable participant’s timely execution and non-revocation of a release of claims in favor of the Company and continued compliance with applicable restrictive covenants.

The Severance Policy contains an Internal Revenue Code Section 280G “best pay” provision, pursuant to which any payments or benefits under the Severance Policy will be paid in full or reduced to the extent that such payments and benefits will not be subject to the excise tax under Internal Revenue Code Section 4999, whichever results in the better after-tax treatment for the applicable participant.

Effective as of April 19, 2023, the Company entered into Participation Agreements for the Amended Policy with its executive officers, David Coman, Darcy Forman, Christine Pellizzari and Mike Zaranek (each, individually, an “Executive” and collectively, the “Executives”), which were approved by the Compensation Committee (and, with respect to David Coman, the Board), pursuant to which each Executive agreed to receive and the Company agreed to pay, severance benefits if the Executive’s employment is terminated under certain circumstances, as described in the Amended Policy, subject to the terms and conditions of the Amended Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Science 37 Holdings, Inc.

Date:	April 19, 2023	By:	/s/ Christine Pellizzari
		Name:	Christine Pellizzari
		Title:	Chief Legal Officer